Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Analog Devices, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated November 24, 2015, with respect to the consolidated financial statements and schedule of Analog Devices, Inc., and the effectiveness of internal control over financial reporting of Analog Devices, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 31, 2016